Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statements (No. 333-82666, No. 333-113058, No. 333-138038, No. 333-142073, No. 333-142075, No. 333-147113, No. 333-156661) on Form S-3 and  (No. 333-122657, No. 333-151314) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our report dated March 5, 2009, except as to notes 1, 4, 10 and 12,  which are as of November 11, 2009, with respect to the consolidated balance sheets of Hersha Hospitality Trust as of December 31, 2008 and 2007, and the related consolidated statements of operations,  equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the accompanying Form 8-K of Hersha Hospitality Trust.  Our report dated November 11, 2009 on the consolidated financial statements refers to an accounting change as the result of the Company’s adoption of new accounting standards related to noncontrolling interests.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 11, 2009